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Exhibit 5.27

        [Letterhead of Hinkley, Allen & Snyder LLP]

May 12, 2005

Alderwoods Group, Inc.
311 Elm Street, Suite 1000
Cincinnati, Ohio 45202

Jones Day
77 W. Wacker Drive
Chicago, Illinois 60601

Re:    $200,000,000 of 7 3/4% Senior Notes due 2012

Ladies and Gentlemen:

        We have acted as special local counsel for Alderwoods (Rhode Island), Inc., a Rhode Island corporation (the "Covered Guarantor"), in connection with the registration under the Securities Act of 1933 by Alderwoods Group, Inc., a Delaware corporation and a direct or indirect parent of the Covered Guarantor ("Alderwoods") and issuance of those certain 7 3/4% Senior Notes due 2012 (the "Exchange Notes") pursuant to the terms of that certain Registration Rights Agreement dated as of August 19, 2004 (the "Registration Agreement"), among Alderwoods, the subsidiary guarantors, including the Covered Guarantor, listed on Schedule A thereto (the "Guarantors"), and Banc of America Securities LLC and Morgan Stanley & Co. Incorporated (collectively, the "Initial Purchasers") under which Alderwoods is required to issue the Exchange Notes on terms identical to those of,and in exchange for, the Initial Notes. Except as otherwise defined herein, capitalized terms used in this opinion but not otherwise defined herein are used as defined in the Registration Agreement.

        This Opinion is provided at the request of the Covered Guarantor and with its consent.

        For the purpose of rendering the opinions contained herein, we have examined executed copies of the following documents transmitted to us by e-mail on the dates indicated below and our opinions are based on those copies:

             1.  the Registration Statement on Form S-4 received by email on May 12, 2005 in the form to be filed with the Securities and Exchange Commission on the date hereof relating to the registration of the Exchange Notes (the "Registration Statement");

             2.  the Purchase Agreement, dated as of August 5, 2004 (the "Purchase Agreement"), among Alderwoods, the Guarantors, and the Initial Purchasers received by email on August 19, 2004;

             3.  the Indenture, dated as of August 19, 2004, among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the "Trustee") received by email on August 19, 2004, pursuant to which the Exchange Notes are to be issued;

             4.  the Initial Notes received by email on August 19, 2004;

             5.  the Registration Agreement received by email on August 19, 2004;

             6.  the Exchange Notes received by email on August 19, 2004; and

             7.  a guarantee (the "Guarantee") by the Covered Guarantor of Alderwoods's obligations under the Initial Notes and the Exchange Notes received by email on August 19, 2004.

        The documents described in the foregoing clauses (2.) through (7.) are collectively referred to herein as the "Transaction Documents" or singly, a "Transaction Document".

        In addition to our review of the Transaction Documents, we have reviewed and relied upon the following:

           (a)  a copy of the Covered Guarantor's Restated Articles of Incorporation dated November 29, 2001, certified by the Rhode Island Secretary of State on April 19, 2005 (the "Restated Articles of Incorporation");

           (b)  a copy of the Covered Guarantor's Articles of Merger Or Consolidation relating to the merger of BJFH Acquisition, Inc., John B. Romano & Sons, Inc. and FRGS Holdings, Inc. with and into the Covered Guarantor filed January 18, 2002, certified by the Rhode Island Secretary of State on April 19, 2005;

           (c)  a copy of the Covered Guarantor's Articles of Merger Or Consolidation relating to the merger of Prata Funeral Homes, Inc. with and into the Covered Guarantor filed January 3, 2002, certified by the Rhode Island Secretary of State on April 19, 2005;

           (d)  a copy of the Covered Guarantor's Fictitious Business Name Statement relating to the use of the name Romano Funeral Home filed January 2, 2002, certified by the Rhode Island Secretary of State on April 19, 2005;

           (e)  a copy of the Covered Guarantor's Fictitious Business Name Statement relating to the use of the name Pontarelli-Marino Funeral Home filed January 18, 2002, certified by the Rhode Island Secretary of State on April 19, 2005;

            (f)  a copy of the Covered Guarantor's Fictitious Business Name Statement relating to the use of the name Wilbur-Romano Funeral Home filed January 2, 2002, certified by the Rhode Island Secretary of State on April 19, 2005;

           (g)  a copy of the Covered Guarantor's Fictitious Business Name Statement relating to the use of the name Prata Funeral Home filed January 2, 2002, certified by the Rhode Island Secretary of State on April 19, 2005;

           (h)  a copy of a Certificate dated April 19, 2005 issued by the Rhode Island Secretary of State with respect to the Covered Guarantor's corporate good standing (the "Covered Guarantor's Secretary of State Certificate");

            (i)  a copy of the Covered Guarantor's Bylaws attached to a certificate of the Covered Guarantor's Treasurer and Secretary dated as of June 22, 2004 (the "Officer's Certificate");

            (j)  a copy of certain votes or resolutions adopted by the Board of Directors of the Covered Guarantor dated as of June 22, 2004, attached to the Officer's Certificate, which certifies to (i) the due adoption of such votes or resolutions by the Board of Directors of the Covered Guarantor and (ii) the name, title and incumbency of certain officers of the Covered Guarantor; and

           (k)  a copy of certain votes or resolutions purportedly adopted by the Sole Shareholder of the Covered Guarantor dated as of June 22, 2004, attached to an Officer's Certificate, which Certificate certifies to the due adoption of such votes or resolutions by the Sole Shareholder of the Covered Guarantor.

        The documents described in the foregoing clauses (a) through (k) are collectively referred to herein as the "Certified Organizational Documents".

        In our examination of the documents referred to above, we have assumed the due execution and delivery of each of the documents referred to above by all parties thereto, other than the Covered Guarantor.

        In addition, we have assumed, without investigation, that:

           (a)  All parties to the Transaction Documents (and all other documents referenced therein), other than the Covered Guarantor, are duly organized, validly existing and in good standing under the laws of their respective states of organization, and each has all requisite power and authority to own and operate its properties, to carry on the business which it is now conducting, to enter into the Transaction Documents (and all other documents referenced therein) and to carry out the respective terms thereof.

           (b)  All necessary action has been taken to authorize the execution, delivery and performance of the Transaction Documents (and all other documents referenced therein) by all parties thereto (other than the Covered Guarantor), and the parties executing the Transaction Documents (and all other documents referenced therein) on behalf of all parties thereto (other than the Covered Guarantor) have each been duly authorized to execute and deliver all such documents.

           (c)  The Transaction Documents (and all other documents referenced therein) have been duly executed and delivered by all of the parties thereto (other than the Covered Guarantor) and all of the Transaction Documents (and all other documents referenced therein) which are governed by the laws of a jurisdiction other than Rhode Island are legal, binding and enforceable against the parties thereto in accordance with their terms under the laws of such governing jurisdiction.

           (d)  All natural persons who are involved on behalf of the parties to the Transaction Documents or other parties have sufficient legal capacity to enter into and perform the Transaction or to carry out their role in it.

           (e)  The performance by the parties of their respective obligations under the Transaction Documents (and all other documents referenced therein) does not contravene or conflict with (i) any law, rule or regulation of any jurisdiction other than the State, (ii) any law of the State of particular application to such parties (other than the Covered Guarantor with respect to those business and activities within the corporate powers of the Covered Guarantor as described in the Covered Guarantors Articles of Incorporation) by virtue of the specific nature of their respective businesses or activities, or (iii) any judgment, order or decree of any court or regulatory body applicable to the parties or by which the parties may be bound.

            (f)  Each of the parties to the Transaction Documents holds the requisite title and rights to any property involved in the Transaction.

           (g)  Each party to the Transaction Documents (other than the Covered Guarantor) has satisfied those legal requirements that are applicable to it to the extent necessary to make the Transaction Documents (and all other documents referenced therein) enforceable against it.

           (h)  Each document submitted to us for review is accurate and complete; each such document that is an original is authentic; each such document that is a copy conforms to an authentic original; all exhibits, annexes and schedules have been properly affixed to each of the Transaction Documents and all blanks have been properly completed as agreed upon and none of the foregoing contain anything that would in any way alter any of our opinions set forth below; all signatures on each such document are genuine; and, in the case of any Transaction Document with respect to which we have only examined an unexecuted copy, such Transaction Document has been duly executed and delivered by the appropriate party, other than the Covered Guarantor.

            (i)  There have been no material changes to the Registration Statement submitted to us for review and the form of Registration Statement filed with the Securities and Exchange Commission does not contain any material differences that would alter our opinions set forth below.

            (j)  There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

           (k)  The conduct of the parties to the Transaction Documents has complied with any requirement of good faith, fair dealing and conscionability.

            (l)  There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction Documents.

          (m)  The Transaction Documents to which the Covered Guarantor is a party are enforceable against the Covered Guarantor.

        Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

            (i)  Based solely on Covered Guarantor's Secretary of State Certificate, the Covered Guarantor is a corporation and is validly existing as a corporation in corporate good standing under the laws of the State of Rhode Island (the "State").

           (ii)  As of the date of the Indenture, the Covered Guarantor had, and as of the date hereof the Covered Guarantor has, full corporate power and authority to enter into and perform its obligations under the Indenture.

          (iii)  The execution and delivery by the Covered Guarantor of the Indenture, and the performance by the Covered Guarantor of its obligations thereunder (i) has been duly authorized by all necessary corporate action on the part of the Covered Guarantor; (ii) will not result in any violation of the provisions of the charter or by-laws of the Covered Guarantor; (iii) will not result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Covered Guarantor under, and, to the best of our knowledge, will not result in any violation of, in each case, any laws, rules or regulations of the State generally applicable to (x) the Operations or (y) transactions of the type contemplated by the aforementioned documents.

          (iv)  Assuming that the Registration Statement becomes effective under the Securities Act of 1933 and the Exchange Guarantee of the Covered Guarantor is delivered in accordance with the terms of the exchange offer, the Exchange Guarantee of the Covered Guarantor will be validly issued by such Covered Guarantor and will constitute a valid and binding obligation of such Covered Guarantor.

        Our opinions expressed above are subject to the following qualifications:

           (1)  Our opinions expressed above are limited to the law of the State, and we do not express any opinion herein concerning any other law, including but not limited to Federal securities laws and regulations administered by the Securities and Exchange Commission, state "Blue Sky" laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments.

           (2)  We express no opinion with respect to:

              (i)  whether a Rhode Island court (or a federal court applying Rhode Island law), if asked to enforce the Transaction Documents, would honor the choice of law provisions contained in certain of the Transaction Documents and apply the domestic law of the State of New York (particularly, the law relating to usury) in determining their validity and enforceability; or

             (ii)  whether or not interest on the Initial Notes or the Exchange Notes, together with other payments considered to be interest on the principal thereof, will violate applicable Rhode Island law pertaining to maximum permissible rates of interest (usury).

           (3)  This Opinion deals only with the specific legal issues explicitly addressed herein and no opinion is implied or may be inferred beyond the opinions expressly stated. In particular, no opinions are given with respect to other laws (e.g., the Fair Labor Standards Act) which may affect the remedies available in the event of a default.

           (4)  We have relied upon information (including statements having the effect of legal conclusions) and certificates or other documents issued by the Secretary of State of Rhode Island and other government officials, offices or agencies concerning the status of the Covered Guarantor, which we reasonably believe to be an appropriate source for the information provided without (a) investigation, or (b) analysis of any underlying data supporting information contained in any such certificate or other document. In addition, we have relied upon factual representations made by the parties in the Transaction Documents.

        For the purposes of this opinion, the phrase "our knowledge" means the conscious awareness of facts or other information without any special inquiry, (i) by the lawyers in this firm who have given substantive legal attention to the representation of the Covered Guarantor in connection with the transactions, and (ii) solely as to information relevant to a particular opinion, issue or confirmation regarding a particular factual matter, by any lawyer in our firm who is primarily responsible for providing the response concerning that particular opinion, issue or confirmation.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement to be filed with the Securities and Exchange Commission in connection with the issuance of the Company's Exchange Notes, and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

        This opinion letter is rendered to you in connection with the transactions contemplated by the Transaction Documents. This opinion letter may not be relied upon by you for any other purpose, or relied upon by any other person, without our prior written consent.

        This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter. Accordingly, any of you who may rely on this opinion letter at any future time should seek advice of your counsel as to the proper application of this opinion letter at such time.

Very truly yours,

/s/ Hinckley, Allen & Snyder LLP

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  Exhibit 5.27